EXHIBIT 5




July 7, 1999


Simon Property Group, Inc.
SPG Realty Consultants, Inc.
115 West Washington
Indianapolis, Indiana 46204

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Simon Property Group, Inc. and SPG Realty Consultants, Inc. (the "Registrants"), relating to (1) up to 500,000 paired shares of the Common Stock, par value of $.0001 per share, of the Registrants ("Common Stock"), to be issued and sold under the Simon Property Group and Adopting Entities Matching Savings Plan (the "Plan") and (2) the interests in the Plan to be issued to those employees of the Registrants and its affiliates who participate in the Plan ("Interests"). We note that the Registrants do not intend to issue Common Stock to the Plan, which will, instead, acquire Common Stock on the open market. In connection with your request, we have made such examination of the corporate records and proceedings of the Registrants and the plan and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

     Based upon such examination, we are of the opinion that when the Interests have been issued, as contemplated by the Plan as described in the Registration statement, as the same may be amended, and when the steps set forth in the next paragraph have been taken, the Interests will be legally issued.

     The steps to be taken which are referred to in the next preceding paragraph consist of the following:

     (1) compliance with the Securities Act of 1933, as amended, and with the securities law of the State of Indiana, with respect to the Common Stock and the issuance of the Interests under the Plan; and

     (2) issuance of the Interests in accordance with the terms and conditions set forth in the Plan and the Registration statement, as amended from time to time.

     The opinion is limited to the laws of the United States and the State of Indiana. We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                 Sincerely yours,


                                 BAKER & DANIELS